Exhibit 3.2.11

BYLAWS

OF

EAST COAST NEWSPAPERS, INC.

ARTICLE I

OFFICES AND REGISTERED AGENT

Section 1.01.    Principal Office.  The Corporation shall maintain its principal office at such place as the Directors shall direct from time to time and that location shall be listed in the Corporation’s annual report required to be filed annually with the South Carolina Secretary of State pursuant to Section 33-1-400 of the South Carolina Business Corporation Act (the “Act”).

Section 1.02.    Registered Office.  The Corporation shall maintain a registered office as required by the Act at a location in the State of South Carolina designated by the Board of Directors from time to time.

Section 1.03.    Other Offices.  The Corporation may have such other offices within and without the State of South Carolina as the business of the Corporation may require from time to time.

Section 1.04.    Registered Agent.  The Corporation shall maintain a Registered Agent as required by the Act who shall have a business office at the Corporation’s Registered Office. The Registered Agent shall be designated by the Board of Directors from time to time to serve at its pleasure.

ARTICLE II

SHAREHOLDERS

Section 2.01.    Annual Meetings.  An annual meeting of the Corporation’s Shareholders shall be held once each calendar year for the purpose of electing Directors and for the transaction of such other business as may properly come before the meeting. The annual meeting shall be held at the time and place designated by the Board of Directors from time to time.

Section 2.02.    Special Meetings.  Special meetings of the Corporation’s Shareholders may be called for any one or more lawful purposes by the Corporation’s President, the Chairman of the Board of Directors, a majority of the Board of Directors, or a written request describing the purpose for which the meeting is to be held filed by holders of record of not less than ten percent of the Corporation’s outstanding shares entitled to be cast on any issue to be considered at the proposed special meeting.

Section 2.03.    Notice of Meetings, Waiver of Notice.  Notice of a meeting of Shareholders need not be given to any Shareholder who, in person or by proxy, signs a waiver of notice either before or after the meeting.

Section 2.04.    Action Without Meeting.  Any action required or permitted to be taken at a meeting of the Shareholders may be taken without a meeting if a consent in writing, setting forth the action taken, shall be signed by all of the Shareholders entitled to vote with respect to the subject matter thereof.

Section 2.05.    Voting of Shares by Certain Holders.  Shares standing in the name of another corporation may be voted by the officer, agent or proxy as the bylaws of that corporation may prescribe, or, in the absence of such provision, as the board of directors of the other corporation may determine.

Section 2.06.    Action.  Approval of actions by Shareholders shall be in accordance with the requirements of the Act.

ARTICLE III

DIRECTORS

Section 3.01.    Authority.  The Board of Directors shall have ultimate authority over the conduct and management of the business and affairs of the Corporation.

Section 3.02.    Number.  The Corporation shall have three Directors unless and until changed by action of the Board of Directors from time to time; provided, however, that no reduction of the number of Directors shall have the effect of shortening the term of any incumbent Director.

Section 3.03.    Tenure.  Each Director shall hold office from the date of his election and qualification until his successor shall have been duly elected and qualified, or until his earlier removal, resignation, death, or incapacity. An election of all Directors by the Shareholders shall be held at each annual meeting of the Corporation’s Shareholders.

Section 3.04.    Removal.  Any Director may be removed from office, with or without cause, by a vote of the holders of a majority of the shares of the Corporation’s voting stock. Any Director may be removed from office with cause by a majority vote of the Board of Directors at a meeting at which only the removal and replacement of the Director or Directors in question shall be considered.

Section 3.05.    Vacancies.  The Board of Directors may by majority vote of the Directors then in office, regardless of whether such Directors constitute a quorum, elect a new Director to fill a vacancy on the Board of Directors; provided, however, that no person may be elected to fill a vacancy created by his removal from office pursuant to these Bylaws.

Section 3.06.    Regular Meetings.  A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of Shareholders. The Board of Directors may by resolution provide for the holding of additional regular meetings without notice other than such resolution; provided, however, the resolution shall fix the date, time, and place (which may be anywhere within or without the State of the Corporation’s Principal Office) for these regular meetings.

Section 3.07.    Special Meetings; Notice of Special Meeting.  Special meetings of the Board of Directors may be called for any lawful purpose or purposes by any Director or the President of the Corporation. The person calling a special meeting shall give, or cause to be given, to each Director at his business address, notice of the date, time and place of the meeting by any normal means of communication not less than seventy-two hours nor more than sixty days prior thereto. The notices may, but need not, describe the purpose of the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail at the Director’s business address, with postage thereon prepaid. If notice is given by telegram, the notice shall be deemed delivered when the telegram is delivered to the telegraph company. Any time or place fixed for a special meeting must permit participation in the meeting by means of telecommunications as authorized below.

Section 3.08.    Waiver of Notice of Special Meetings.  Notice of a special meeting need not be given to any Director who signs a waiver of notice either before or after the meeting. The attendance of a Director at a special Directors meeting shall constitute a waiver of notice of that meeting, except where the Director attends the meeting for the sole and express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.09.    Participation by Telecommunications.  Any Director may participate in, and be regarded as present at, any meeting of the Board of Directors by means of conference telephone or any other means of communication by which all persons participating in the meeting can hear each other at the same time.

Section 3.10.    Quorum.  A majority of Directors in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.11.    Action.  The Board of Directors shall take action pursuant to resolutions adopted by the affirmative vote of a majority of the Directors participating in a meeting at which a quorum is present, or the affirmative vote of a greater number of Directors where required by the Corporation’s Articles of Incorporation or otherwise by law.

Section 3.12.    Action Without Meeting.  Any action required or permitted to be taken by the Board of Directors at an annual, regular, or special meeting may be taken without a meeting if a consent in writing, setting forth the action taken, shall be signed by all of the Directors.

Section 3.13.    Presumption of Assent.  A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting, or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward his dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a Director who voted in favor of such action.

ARTICLE IV

OFFICERS

Section 4.01.    In General.  The officers of the Corporation shall consist of a President, a Vice President, a Secretary and a Treasurer and such additional vice presidents, assistant secretaries, assistant treasurers and other officers and agents as the Board of Directors deems advisable from time to time. All officers shall be appointed by the Board of Directors to serve at its pleasure. Except as may otherwise be provided by law or in the Articles of Incorporation, any officer may be removed by the Board of Directors at any time, with or without cause. Any vacancy, however occurring, in any office may be filled by the Board of Directors for the unexpired term. Each officer shall exercise the authority and perform the duties as may be set forth in these Bylaws and any additional authority and duties as the Board of Directors shall determine from time to time.

Section 4.02.    President.  The President shall be the chief executive officer of the Corporation and, subject to the authority of the Board of Directors, shall manage the business and affairs of the Corporation.

Section 4.03.    Vice President.  The Vice president shall serve under the direction of the President. In the absence, incapacity, or inability or refusal of the President to act, the Vice President shall assume the authority and perform the duties of the President. If the Board of Directors appoints more than one Vice President, the seniority of the Vice Presidents shall be determined from their dates of appointment unless the Board of Directors shall otherwise specify.

Section 4.04.    Secretary.  Except as otherwise provided by these Bylaws or determined by the Board of Directors, the Secretary shall serve under the direction of the President. The Secretary shall attend all meetings of the Shareholders and the Board of Directors and record the proceedings thereof. The Secretary shall give, or cause to be given, all notices in connection with such meetings. The Secretary shall be the custodian of the Corporate seal and affix the seal to any document requiring it.

Section 4.05.    Treasurer.  Except as otherwise provided by these Bylaws or determined by the Board of Directors, the Treasurer shall serve under the direction of the President. The Treasurer shall, under the direction of the President, keep safe custody of the Corporation’s funds and maintain complete and accurate books and records of account. The Treasurer shall upon request report to the Board of Directors on the financial condition of the Corporation.

Section 4.06.    Assistant Officers.  Except as otherwise provided by these Bylaws or determined by the Board of Directors, the Assistant Secretaries and Assistant Treasurers, if any, shall serve under the immediate direction of the Secretary and the Treasurer, respectively, and under the ultimate direction of the President. The Assistant Officers shall assume the authority and perform the duties of their respective immediate superior officer as may be necessary in the absence, incapacity, or inability or refusal of such immediate superior officer to act. The seniority of Assistant Officers shall be determined from their dates of appointment unless the Board of Directors shall otherwise specify.

Section 4.07.    Removal.  Except as may otherwise be provided by law or in the Articles of Incorporation, any officer may be removed by the Board of Directors with or without cause at any time.

ARTICLE V

CONTRACTS AND LOANS

Section 5.01.    Contracts.  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 5.02.    Loans.  No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors, and such authority may be general or confined to specific instances.

ARTICLE VI

MISCELLANEOUS

Section 6.01.    Amendments.  These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Directors, subject to the right of the shareholders to alter, adopt, amend, or repeal Bylaws as provided in the Act.

Section 6.02.    Severability.  Any provision of these Bylaws, or any amendment or alteration thereof, which is determined to be in violation of the Act shall not in any way render any of the remaining provisions invalid.